550

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for January 31, 2012. Net assets of the Fund were unaffected by the reclassifications.

Reduction Reduction to
       to Accumulated                                        Accumulated Net
                               Increase to                                        Net Investment                                             Realized Loss
                        Paid-in Capital                                                      Income                                           on Investments
-----------------------------------------------------------------------------------------------------------------------------------------------------------------
                                 $158,129                                                 $1,305,919                                                    $1,147,790